Exhibit 4.3

EXCHANGE AND REDEMPTION AGREEMENT

This Exchange and Redemption Agreement (the “Agreement”) is made and entered into as of                             , 2005, by and among Xerium Technologies, Inc., a Delaware corporation (the “Company”), and                          (the “Stockholder”).

WHEREAS, as of the date hereof, the Company is an indirect wholly owned subsidiary of Xerium S.A., a Luxembourg company (“Xerium S.A.”),

WHEREAS, the Company intends to effect a public offering (the “Offering”) of shares of the Company’s common stock, $0.01 par value per share (“Company Common Stock”).

WHEREAS, the Company has entered into an Underwriting Agreement, dated as of                     , 2005 (the “Underwriting Agreement”), with Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and CIBC World Markets Corp., as representatives of the several underwriters named in the Underwriting Agreement (collectively, the “Underwriters”), pursuant to which the Company proposes to issue and sell shares of Company Common Stock to the Underwriters and the Underwriters propose to offer such shares of Company Common Stock for sale to the public;

WHEREAS, as of the date hereof, the Stockholder is, or immediately prior to the closing of the Offering will be, the record owner of, and has the sole right to vote and dispose of the shares of Xerium S.A., Euro 2.00 par value per share (the “Xerium S.A. Shares”), set forth on Schedule I hereto;

WHEREAS, subject to the conditions set forth herein, immediately prior to the closing of the Offering (the “Equity Exchange Time”), the Stockholder desires to exchange the Xerium S.A. Shares held by such Stockholder, and the Company desires to issue to such Stockholder in exchange therefor, the number of shares of Company Common Stock set forth on Schedule I hereto (the “Exchange”);

WHEREAS, immediately following the closing of the Offering (the “Redemption Time”), the parties hereto desire that the Company redeem from the Stockholder the number of shares of Company Common Stock set forth on Schedule II hereto for a price of $[    ] per share (the “Redemption”);

WHEREAS, in connection with the foregoing transactions, and as a condition thereto, the Company, the Stockholder and certain of the other stockholders of the Company will enter into a Registration Rights Agreement in substantially the form attached hereto as Exhibit A (the “Registration Rights Agreement”) and the Stockholder will enter into a Lock-Up Agreement with the Underwriters substantially in the form attached hereto as Exhibit B (the “Lock-Up Agreement” and together with the Registration Rights Agreement, the “Ancillary Agreements”);

NOW, THEREFORE, in consideration of the premises and mutual promises, covenants, representations and warranties contained herein, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Equity Exchange.

(a) At the Equity Exchange Time, the parties hereto agree that the Stockholder will assign, transfer, convey and deliver the Xerium S.A. Shares set forth on Schedule I hereto to the Company free and clear of all liens, together with any documents that in the reasonable judgment of the Company are necessary to the Company’s good, valid and marketable title to such Xerium S.A. Shares, and, in exchange therefor, the Company will issue and deliver to the Stockholder the number of shares of Company Common Stock set forth on Schedule I hereto. The shares of Company Common Stock issued to the Stockholder pursuant to this Section 1(a) are referred to herein as the “New Securities.”

(b) At or prior to the Equity Exchange Time, and as a condition to the closing of the Exchange, (i) the Stockholder shall execute and deliver to the Company a counterpart to the Registration Rights Agreement, (ii) the Stockholder shall execute and deliver to the Company a Lock-Up Agreement, which the Company shall in turn deliver to the Underwriters, and (iii) the Stockholder and the Company will take and cause to be taken any actions and deliver any documents deemed necessary by the Company to effect the transactions contemplated by this Agreement.

2.	The Redemption.

(a) At the Redemption Time, the Company shall redeem from the Stockholder the number of shares of Company Common Stock set forth opposite the Stockholder’s name on Schedule II hereto at a purchase price of $[    ] per share, which is equal to the price per share of Company Common Stock being sold to the public in the Offering less the underwriting discount in the Offering.

(b) At the Redemption Time, (i) the Stockholder shall deliver to the Company stock certificates representing the number of shares of Company Common Stock set forth on Schedule II hereto, free and clear of all liens, together with separate stock powers duly endorsed in blank, with applicable stock transfer tax stamps, if any, properly affixed, and any other documents that in the reasonable judgment of the Company are necessary to the Company’s good, valid and marketable title to such shares of Company Common Stock, (ii) the Company shall, in exchange therefor, deliver to the Stockholder the amount of cash set forth opposite such Stockholder’s name on Schedule II hereto, and (iii) the parties will take and cause to be taken any actions and deliver any documents deemed necessary by the Company to effect the transactions contemplated by this Agreement.

3. Closing. The closing of the Exchange and the closing of the Redemption shall each take place at the offices of Ropes & Gray LLP, 45 Rockefeller Center, New York, NY 10111-0087, or such other place as the parties shall agree.

4. Representations and Warranties of the Stockholder. The Stockholder represents and warrants to the Company as follows:

(a) Binding Agreement. The Stockholder has the capacity to execute and deliver this Agreement and each Ancillary Agreement and to consummate the transactions contemplated hereby and thereby. This Agreement and each Ancillary Agreement (a) has been duly executed and delivered by the Stockholder and (b) is a legal, valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms.

(b) Ownership of Shares. Immediately prior to Equity Exchange Time, the Stockholder will be the record and beneficial owner of, and have good and marketable title to, the number of Xerium S.A. Shares set forth on Schedule I hereto, free and clear of any security interests, liens, pledges, encumbrances, third-party rights, claims or limitations of whatever nature, including with respect to any restriction on transfer, except as has been waived to permit the transactions contemplated by this Agreement. At the Redemption Closing Time, and assuming the completion of the Exchange, the Stockholder will be the record and beneficial owner of, and have good and marketable title to, the number of shares of Company Common Stock set forth on Schedule I hereto, free and clear of any security interests, liens, pledges, encumbrances, third-party rights, claims or limitations of whatever nature, including with respect to any restriction on transfer. As of the date of this agreement and immediately prior to the Exchange, the number of Xerium S.A. Shares set forth on Schedule I hereto represents all of the shares of Xerium S.A. beneficially owned by the Stockholder, and the Stockholder does not beneficially own any shares of Company Common Stock. The Stockholder acknowledges and agrees that, except as provided by this Agreement, such Stockholder does not have other rights to acquire any shares of common stock or any options, warrants or other rights to acquire shares of capital stock of or equity interests in the Company, Xerium S.A. or any of their respective subsidiaries, or similar securities or contractual obligations that would entitle such Stockholder to acquire any such interests.

(c) No Conflict. None of the execution, delivery or performance of this Agreement or any Ancillary Agreement by the Stockholder or the consummation of the transactions contemplated hereby or thereby will (i) result in the breach of, or constitute a default under, any contract, agreement or instrument to which the Stockholder is bound or result in the creation of a security interest, lien, charge, encumbrance, equity or claim with respect to the Stockholder’s Xerium S.A. Shares or shares of Company Common Stock to be received in the Exchange, (ii) require any consent, authorization or approval of any person, or (iii) violate or conflict with any writ, injunction or decree applicable to the Stockholder or, to the extent applicable, the Stockholder’s Xerium S.A. Shares or shares of Company Common Stock.

(d) Federal Securities Laws Matters. The Stockholder acknowledges receipt of advice from the Company that (i) the New Securities have not been registered under the Securities Act of 1933 (the “Securities Act”), (ii) the New Securities must be held indefinitely and the Stockholder must continue to bear the economic risk of the investment in the New Securities unless such New Securities are subsequently registered under the Securities Act, or an exemption from such registration is available, (iii) when and if the New Securities may be disposed of without registration in reliance upon Rule 144, such disposition can be made only in limited amounts and in accordance with the terms and conditions of such rule, (iv) if the exemption afforded by Rule 144 is not available, public sale of the New Securities without registration will require the availability of an exemption under the Securities Act, and (v) a notation may be made in the appropriate records of the Company indicating that the New Securities are subject to restrictions on transfer and an appropriate stop-transfer restriction will be issued to such transfer agent with respect to the New Securities.

(e) Stockholder Status. Either (i) the Stockholder is an “accredited investor” as such term is defined in Rule 501(a) promulgated under the Securities Act or (ii) (A) the Stockholder’s financial situation is such that the Stockholder can afford to bear the economic risk of holding the New Securities for an indefinite period of time, (B) the Stockholder can afford to suffer complete loss of the Stockholder’s investment in the New Securities, (C) the Stockholder’s knowledge and experience in financial and business matters are such that the Stockholder is capable of evaluating the merits and risks of the Stockholder’s investment in the New Securities, and (D) the Stockholder understands and has taken cognizance of all the risk factors related to the acquisition of the New Securities. The Stockholder has had an opportunity to discuss the Company’s business, management and financial affairs with the Company’s management and has received (or had made available to it) any financial and business documents requested by it, including without limitation the preliminary prospectus prepared by the Company and used in connection with the Offering. The Stockholder has not relied on any representations or warranties other than those contained in this Agreement.

5. Representations and Warranties of the Company. The Company represents and warrants as follows:

(a) Corporate Form. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own or lease and operate its properties and to carry on its business as now conducted.

(b) Corporate Authority, etc. The Company has all requisite corporate power and authority to enter into this Agreement and perform all of its obligations hereunder and to carry out the transactions contemplated hereby, and the Company has all requisite corporate power and authority to issue the New Securities. The New Securities, when issued, delivered and paid for in accordance with the terms hereof, will be duly and validly issued, fully paid and nonassessable.

(c) Actions Authorized. The Company has taken all corporate actions necessary to authorize it to enter into this Agreement and perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution, and delivery of this Agreement by the Stockholder, constitutes a legal, valid and binding obligation of the Company enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law).

(d) Required Filings and Approvals. The execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated hereby by the Company do not require a consent, approval or authorization of, or filing, registration or qualification with, any governmental authority on the part of the Company, other than the filings, registrations or qualifications (i) that may be required under Regulation D under the Securities Act or (ii) that may be required under the state securities laws or “blue sky” laws of any state of the United States of America all of which the Company will comply with.

(e) No Conflicts. None of the execution, delivery or performance of this Agreement by the Company or the consummation of the transactions contemplated hereby, will conflict with the certificate of incorporation or by-laws of the Company or result in any breach of, or constitute a default under, any contract, agreement or instrument to which the Company is a party or by which it or any of its assets is bound.

6. Miscellaneous.

(a) Termination. If the closing of the Offering does not occur by such date as is determined by the Company in its sole discretion, this Agreement shall terminate automatically upon notice from the Company to the Stockholder, delivered to the Stockholder at the address set forth on the signature page hereto.

(b) Binding Effect; Benefits. This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and assigns. Nothing in this Agreement, express or implied, is intended or shall be construed to give any person other than the parties to this Agreement and their respective successors or permitted assigns any legal or equitable right, remedy or claim under or in respect of any agreement or any provision contained herein.

(c) Amendments. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

(d) Assignability. Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by either the Company or the Stockholder without the prior written consent of the Company.

(e) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof).

(f) Counterparts. This Agreement may be executed by facsimile and in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

(g) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein are not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner.

(h) Waiver. Any party to this Agreement may waive any condition to their obligations contained herein.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

XERIUM TECHNOLOGIES, INC.

By:
Name:
Title:

STOCKHOLDER

(Signature of Stockholder)

Address:

Schedule I

Number of Xerium S.A. Shares Held as of the Date Hereof	Number of Shares of Company Common Stock to be Received in Exchange Therefor

Schedule II

Number of Shares of Company Common Stock to be Redeemed	Aggregate Price to be Paid for Such Shares of Company Common Stock
$

Exhibit A

[Form of Registration Rights Agreement]

Exhibit B

[Letterhead of officer, director]

Xerium Technologies, Inc.

Public Offering of Common Stock

[        ], 2005

Citigroup Global Markets Inc.

Merrill Lynch, Pierce, Fenner & Smith Incorporated

CIBC World Markets Corp.

As Representatives of the several Underwriters,

c/o Citigroup Global Markets Inc.

388 Greenwich Street

New York, New York 10013

Ladies and Gentlemen:

This letter is being delivered to you in connection with the proposed Underwriting Agreement (the “Underwriting Agreement”), between Xerium Technologies, a Delaware corporation (the “Company”), and each of you as representatives of a group of Underwriters named therein, relating to an underwritten public offering of Common Stock, $0.01 par value (the “Common Stock”), of the Company. Capitalized terms used herein and not otherwise defined shall have the same meaning as in the Underwriting Agreement.

In order to induce you and the other Underwriters to enter into the Underwriting Agreement, the undersigned will not, without the prior written consent of Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, offer, sell, contract to sell, pledge or otherwise dispose of, (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by the undersigned or any affiliate of the undersigned or any person in privity with the undersigned), directly or indirectly, including the filing (or participation in the filing) of a registration statement with the Securities and Exchange Commission in respect of (other than any registration statement on Form S-8 or any successor form), or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder with respect to, any shares of capital stock of the Company or any securities convertible into, or exercisable or exchangeable for such capital stock, or publicly announce an intention to effect any such transaction, for a period of 180 days after the date of the Underwriting Agreement (or such extended period described below), other than: (i) shares of Common Stock sold to the Company by the undersigned pursuant to the Recapitalization Transactions and the Redemption Transactions described in the Prospectus and (ii) shares of Common Stock disposed of as bona fide gifts to members of the undersigned’s family or trusts for the benefit of such members, provided that the recipient agrees to the restrictions in the lock-up agreement and no filing by any party (transferor or transferee) under the Securities Exchange Act of 1934, as amended, shall be voluntarily made in connection with such transfer. In the event that either (x) during the last 17 days of the 180-day period referred to above, the Company issues an earnings release or a press release announcing a significant event or (y) prior to the expiration of such 180-day period, the Company announces that it will release earnings results or issue a press release announcing a significant event during the 17-day period beginning on the last day of such 180-day period, the restrictions described above shall continue to apply until the expiration of the 17-day period beginning on the date of the earnings release or the significant event press release. If for any reason the Underwriting Agreement shall be terminated prior to the Closing Date (as defined in the Underwriting Agreement), the agreement set forth above shall likewise be terminated.

Yours very truly,

Name:
Address: